Exhibit 23.2

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

As independent petroleum engineers, we hereby consent to the reference in this Form 10-K of Southwestern Energy Company to our Firm's name and our Firm's audit of the proved oil and gas reserve quantities as of December 31, 2008, and to the incorporation by reference of our Firm's name and review into Southwestern Energy Company's previously filed Registration Statements on Form S-8 (File Nos. 333-03787, 333-03789, 333-64961, 333-96161, 333-42494, 333-69720, 333-100702, 333-101160, 333-110140, 333-125714 and 333-121720).

NETHERLAND, SEWELL & ASSOCIATES, INC.

By	/s/ DANNY D. SIMMONS

Danny D. Simmons, P.E.
President and Chief Operating Officer

Houston, Texas
February 26, 2009